EXHIBIT 99.1

Medifast, Inc. Announces Third Quarter 2013 Financial Results

Company Generates Earnings of $0.41 per Diluted Share In-Line with Company Guidance

OWINGS MILLS, Md., November 5, 2013 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven, portion-controlled weight-loss products and programs, today reported financial results for the third quarter ended September 30, 2013.

“I am pleased to report that we met our earnings guidance for the third quarter. Our team continued to be disciplined, closely monitoring our spending while we studied the effectiveness of our marketing initiatives,” commented Michael C. MacDonald, Medifast’s Chairman and Chief Executive Officer. “The consumer environment proved challenging for us in the quarter, and while we believe this will continue to impact our revenue in the fourth quarter, we anticipate full year revenue growth for 2013. Our team is optimistic we will return to stronger revenue growth in 2014 by implementing new strategic initiatives to attract and retain customers through our Take Shape for Life, Medifast Direct, Medifast Weight Control Centers, and Wholesale Physicians sales channels.”

Third Quarter 2013 Results

For the third quarter ended September 30, 2013, Medifast net revenue decreased 5% to $86.5 million from net revenue of $91.0 million in the third quarter of 2012.

Revenue in the direct sales channel, Take Shape for Life, increased 1% to $56.2 million in the third quarter of 2013 compared to $55.6 million in the same period last year. The Company ended the third quarter with approximately 11,700 active health coaches, an increase of 8% as compared to the same period last year. The average revenue per health coach per month for the third quarter decreased slightly to $1,530 compared to $1,630 in the same period last year.

The Company's Medifast Direct channel revenue decreased 19% to $17.1 million, compared to $21.2 million in the third quarter of 2012.  The Company decreased spending on advertising and marketing in the third quarter while it evaluated a more challenging consumer discretionary spending environment. The Medifast Direct channel realized improved efficiencies and identified favorable revenue and spending correlations. For the remainder of 2013, the Company will continue to spend conservatively while it begins to implement advertising mix and spending adjustments for 2014 to improve demand generation and profitability for the Medifast Direct sales division.

In the third quarter, the Medifast Weight Control Centers and Wholesale Physicians channel revenue decreased 7% to $13.2 million. Despite these sales results, the Company was able to realize a $140,000 profit improvement as compared to the third quarter of 2012. The Company experienced sales declines in its corporate centers partially offset by growth in its franchise business. Same store sales for corporate centers opened greater than one year decreased 18% as compared to the third quarter 2012. This was consistent with expectations, in part due to the plan to sell certain corporate centers and subsequently convert them to the Franchise model. The Company ended the third quarter with a total of 83 corporate locations, all of which are in the comparable store base, and 36 franchise locations. The Company closed three centers in the third quarter upon lease expiration.

Gross profit for the third quarter of 2013 decreased 5% to $64.9 million, compared to $68.3 million in the third quarter of the prior year. The Company's gross profit margin decreased 10 basis points to 75.0% in the third quarter versus 75.1% in the third quarter of 2012. The decrease in gross margin during the quarter was primarily the result of higher shipping costs.

Selling, general and administrative expenses (SG&A) were $57.5 million compared to $59.4 million in the third quarter of 2012, a decrease of $1.9 million. As a percentage of revenue, SG&A increased 120 basis points to 66.5% versus 65.3%.

Operating income was $7.3 million, or 8.5% of net revenue, compared to $8.9 million, or 9.8% of net revenue in the third quarter of 2012.

The Company had an effective tax rate of 28.0% compared to 19.7% in the third quarter of 2012. The increase in the effective tax rate was primarily the result of the state tax restructuring that took place in the third quarter of 2012 which helped the Company take advantage of state apportionment methodology. Net income was $5.7 million, or $0.41 per diluted share, based on approximately 13.9 million shares outstanding compared to net income last year of $7.2 million, or $0.52 per diluted share.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $111.3 million and working capital of approximately $76.3 million as of September 30, 2013.  Cash, cash equivalents, and investment securities as of September 30, 2013 increased $22.0 million to $82.0 million compared to $60.0 million as of December 31, 2012.

Outlook

For fiscal year 2013, the Company expects net revenue in the range of $360 million to $365 million and narrowed its earnings per share guidance to $1.70 to 1.75. The Company anticipates a full year tax rate of approximately 33% to 34% in 2013.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on November 5, 2013. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.medifastnow.com, and will be archived online through November 19, 2013. In addition, listeners may dial (877) 705-6003.

A telephonic playback will be available from 7:30 p.m. ET, November 5, 2013, through November 19, 2013. Participants can dial (877) 870-5176 to hear the playback and enter pass code 10000628.

About Medifast

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven, portion-controlled weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release

MED-F

Investor Contact:

ICR, Inc.

Katie Turner

(646) 277-1228

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	September 30, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$47,980,000	$39,937,000
Accounts receivable-net of allowance for sales returns and
doubtful accounts of $731,000 and $542,000	1,932,000	2,148,000
Inventory	17,451,000	20,804,000
Investment securities	34,028,000	20,057,000
Income taxes, prepaid	2,555,000	873,000
Prepaid expenses and other current assets	2,035,000	3,296,000
Deferred tax assets	875,000	1,460,000
Total current assets	106,856,000	88,575,000

Property, plant and equipment - net	41,135,000	40,109,000
Trademarks and intangibles - net	49,000	428,000
Other assets	356,000	1,139,000

TOTAL ASSETS	$148,396,000	$130,251,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$30,338,000	$28,221,000
Current maturities of long-term debt and capital leases	220,000	528,000
Total current liabilities	30,558,000	28,749,000

Other liabilities:
Long-term debt, net of current portion	-	3,113,000
Capital leases, net of current portion	530,000	696,000
Deferred tax liabilities	5,970,000	6,907,000
Total liabilities	37,058,000	39,465,000

Stockholders' Equity:
Preferred stock, $.001 par value (1,500,000 authorized, no shares issued and outstanding)	-	-
Common stock; par value $.001 per share; 20,000,000 shares authorized;
15,542,118 and 15,525,955 issued; 13,884,293 and 13,767,380
issued and outstanding	16,000	16,000
Additional paid-in capital	42,285,000	40,191,000
Accumulated other comprehensive income	332,000	553,000
Retained earnings	95,213,000	76,534,000
Less: cost of 1,608,908 shares of common stock in treasury	(26,508,000)	(26,508,000)
Total stockholders' equity	111,338,000	90,786,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$148,396,000	$130,251,000

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue	$86,480,000	$90,968,000	$279,595,000	$273,464,000
Cost of sales	21,627,000	22,632,000	69,403,000	68,233,000
Gross Profit	64,853,000	68,336,000	210,192,000	205,231,000

Selling, general, and administration	57,504,000	59,408,000	183,624,000	185,568,000

Income from operations	7,349,000	8,928,000	26,568,000	19,663,000

Other income
Interest and dividend income, net	167,000	64,000	317,000	226,000
Other income	362,000	(13,000)	581,000	925,000
	529,000	51,000	898,000	1,151,000

Income before income taxes	7,878,000	8,979,000	27,466,000	20,814,000
Provision for income taxes	2,205,000	1,771,000	8,787,000	6,803,000

Net income	$5,673,000	$7,208,000	$18,679,000	$14,011,000

Basic earnings per share	$0.41	$0.53	$1.35	$1.02
Diluted earnings per share	$0.41	$0.52	$1.34	$1.02

Weighted average shares outstanding -
Basic	13,884,293	13,705,188	13,852,155	13,709,702
Diluted	13,903,412	13,804,212	13,955,217	13,766,013

The reconciliations of these non-GAAP financial measures are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Income from operations	$7,349,000	$8,928,000	$26,568,000	$19,663,000
FTC Settlement Expense	-	-	-	3,700,000
Adjusted Income from operations	$7,349,000	$8,928,000	$26,568,000	$23,363,000

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net income	$5,673,000	$7,208,000	$18,679,000	$14,011,000
FTC Settlement Expense	-	-	-	3,700,000
Adjusted Net Income	$5,673,000	$7,208,000	$18,679,000	$17,711,000

Diluted earnings per share	$0.41	$0.52	$1.34	$1.02
Impact for adjustments	-	-	-	0.27
Adjusted diluted earnings per share	$0.41	$0.52	$1.34	$1.29

The weighted-average diluted shares outstanding used in the calculation of theses non-GAAP financial measures are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.

Weighted average shares outstanding -
Basic	13,884,293	13,705,188	13,852,155	13,709,702
Diluted	13,903,412	13,804,212	13,955,217	13,766,013